Exhibit 99.1

Tel-Instrument Electronics Corp. Reports 76% Revenue Increase and Net Income of $536k for Second Quarter 2020

East Rutherford, NJ – November 13, 2019 – Tel-Instrument Electronics Corp. (“Tel”, “Tel-Instrument” or the “Company”) (OTCQB: TIKK), a leading designer and manufacturer of avionics test and measurement solutions, today reported net income of $536k on revenues of $3.9 million for the second quarter of fiscal year 2020 ending September 30, 2019.

Highlights include:

●	Revenues increased 76% from last year’s second quarter and have improved to $15.3 million over the last 12 months

●	Gross margins remain strong at 47.9% due to manufacturing efficiencies, tight cost controls, and product mix

●	Operating income increased to $631k for the current quarter as compared to an operating loss of $95k last year

●	Net income increased to $536k or eleven cents ($0.11) per share compared to a loss of $191k for the same quarter last year

●	Trailing 12-month EBITDA improved to $2.5 million

●	Bookings for the second quarter improved to $5.1 million and backlog increased to $6.0 million at September 30, 2019

●	Operating cash flow increased to $1.8 million in the first half of the year and cash balances improved to $4.25 million

●	The Company extinguished its last remaining warrant liability in October 2019 by making a payment of $117k

The Company reported net income of $536,000 for the quarter ended September 30, 2019 on sales of $3,912,168. This is the fourth consecutive quarter of profitability for the Company. This turnaround is the result of increased shipments of our Mode 5 test sets, including our T-47/M5, which recently received AIMS (Air Traffic Control Radar Beacon System, Identification Friend or Foe) approval. The Company also received volume orders from the U.S. military for our other Mode 5 test sets. In August 2018 the German government issued our U.K. distributor Muirhead Avionics (“Muirhead”) a multi-year contract for Mode 5 test sets. In February 2019, the Company received an initial purchase order totaling $520,000 for the contract with the German government and the Company shipped $450,000 of Mode 5 test sets to Germany in July 2019. In August 2019, the Company received a $1.5 million follow-on order, most of which is expected to ship in the third quarter of this fiscal year.

Mr. Jeffrey O’Hara, Tel-Instrument’s President and CEO commented “With our improved backlog and strong business prospects from the international Mode 5 test set market, we believe that we will deliver improved revenues and profitability for the remainder of the 2020 fiscal year and beyond. Bookings improved in the second quarter to $5.1 million which included the German follow-on order. We are working on several large international contracts and expect an additional substantial German order in early 2020. We expect the international Mode 5 test set business and orders for the F-35 program to remain strong for several years. Our near-term goal is to continue strengthening our balance sheet and set-aside sufficient cash reserves to fully discharge the Aeroflex damage award in the event that we are unsuccessful with our pending legal appeal. We are well on our way to achieving this milestone with cash balances hitting $4.25 million at September 30, 2019. We also continue to work with the U.S. Military and the major prime contractors on new programs, and we are in discussions with the U.S. military on an upgrade program that could generate revenues starting as early as the next fiscal year.

To meet the standards for the next generation of military applications, we are upgrading the design of our 4.5-pound SDR/OMNI hand-held test set. The change will improve speed and increase processing capabilities to meet the demands of upcoming military requirements. This change will likely move the initial product introduction for the commercial avionics market into next calendar year, but we expect it will better position the Company for high dollar military contracts which will be critical to our long-term growth in revenues and profitability. The goal of this new test set is to expand our currently relatively narrow avionics test market niche and enter the much larger secure communications radio test market.

With respect to the Aeroflex litigation, the Company has appealed the $4.9 million judgement and has set aside $2 million to support an appeal bond. The appeal submissions are now complete. We continue to believe that the trial judge erred in his legal ruling on standing and other issues during the trial and that we have strong grounds for the award to be vacated or reduced. Our attorneys estimate that it will take over a year from now for this appeal to work its way through the Kansas court system.

From an investor relations standpoint, the Company moved to the OTCQB exchange last quarter. We have restarted our investor relations program with IMS Investor Relations and participated in a September investment conference in NYC,” Mr. O’Hara concluded.

Conference Call Information

The Company will host an earnings conference call today, Wednesday November 13, 2019 at 10:00 a.m. to discuss its second quarter results. To access the live webcast, log on to the Tel-Instrument Electronics website at www.telinstrument.com and click on “Investor Relations”. To participate in the call by phone, dial (877) 407-8035 approximately five minutes prior to the scheduled start time. International callers please dial (201) 689-8035.

A replay of the teleconference will be available until December 13, 2019 and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331. Callers should use conference ID: 56786.

The Company encourages investors to read its full results of operations as contained in our Annual Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2019 at www.sec.gov.

About Tel-Instrument Electronics Corp.

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

# # #

This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially.  Among the factors which could cause a difference are:  changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances.  A number of these factors are discussed in the Company’s previous filings with the U.S. Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 (the “Act”) protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.

Contact:	Joseph P. Macaluso
Tel-Instrument Electronics Corp.
(201) 933-1600 John Nesbett/Jennifer Belodeau IMS Investor Relations 203.972.9200 jnesbett@institutionalms.com

TEL-INSTRUMENT ELECTRONICS CORP.CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2019	March 31, 2019
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$2,246,595	$585,856
Accounts receivable, net	1,301,894	2,196,099
Inventories, net	3,075,398	2,932,632
Restricted cash to support appeal bond	2,006,534	2,004,871
Prepaid expenses and other current assets	295,817	275,230
Total current assets	8,926,238	7,994,688

Equipment and leasehold improvements, net	257,131	236,370
Operating lease right-of-use assets	409,218	-
Deferred tax asset, net	63,500	63,500
Other long-term assets	35,109	35,109
Total assets	$9,691,196	$8,329,667

LIABILITIES & STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Line of credit	$730,000	$800,000
Finance lease obligations – current portion	3,202	6,885
Operating lease liabilities – current portion	208,201	-
Accounts payable and accrued liabilities	1,092,228	1,493,793
Deferred revenues – current portion	448,257	97,122
Accrued legal damages	5,483,191	5,312,085
Warrant liability	116,500	43,500
Accrued payroll, vacation pay and payroll taxes	466,217	394,296
Total current liabilities	8,547,796	8,147,681

Operating lease liabilities – long-term	201,017	-
Deferred revenues – long-term	219,939	264,669
Total liabilities	8,968,752	8,412,350

Commitments and contingencies

Stockholders’ equity (deficit):
Preferred stock, 1,000,000 shares authorized, par value $0.10 per share
Preferred stock, 500,000 shares 8% Cumulative Series A Convertible Preferred issued and outstanding, par value $0.10 per share	3,395,998	3,275,998
Preferred stock, 166,667 shares 8% Cumulative Series B Convertible Preferred issued and outstanding, par value $0.10 per share	1,047,367	1,007,367
Common stock, 7,000,000 shares authorized, par value $0.10 per share, 3,255,887 shares issued and outstanding, respectively	325,586	325,586
Paid-in capital in excess of par value, common stock	7,766,072	7,914,955
Accumulated deficit	(11,812,579)	(12,606,589)
Total stockholders’ equity (deficit)	722,444	(82,683)
Total liabilities and stockholders’ equity (deficit)	$9,691,196	$8,329,667

TEL-INSTRUMENT ELECTRONICS CORP.

 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018

Net sales	$3,912,168	$2,222,941	$7,218,630	$4,037,155
Cost of sales	2,038,535	1,223,728	3,763,393	2,556,629

Gross margin	1,873,633	999,213	3,455,237	1,480,526

Operating expenses:
Selling, general and administrative	625,163	555,411	1,237,634	1,121,936
Litigation expenses	91,553	35,848	102,060	75,119
Engineering, research and development	525,739	503,380	1,050,842	1,020,703
Total operating expenses	1,242,455	1,094,639	2,390,536	2,217,758

Income (loss) from operations	631,178	(95,426)	1,064,701	(737,232)

Other income (expense):
Interest income	1,018	1,009	2,018	2,007
Change in fair value of common stock warrants	5,500	-	(73,000)	-
Interest expense – judgement	(90,596)	(72,003)	(171,106)	(143,223)
Interest expense	(10,866)	(24,990)	(28,603)	(59,035)
Total other expense, net	(94,944)	(95,984)	(270,691)	(200,251)

Income (loss) before income taxes	536,234	(191,410)	794,010	(937,483)

Income tax expense	-	-	-	-

Net income (loss)	$536,234	$(191,410)	$794,010	$(937,483)

Preferred dividends	80,000	60,000	160,000	120,000

Net income (loss) attributable to common shareholders	$456,234	$(251,410)	$634,010	$(1,057,483)

Basic income (loss) per common share	$0.14	$(0.08)	$0.19	$(0.32)
Diluted income (loss) per common share	$0.11	$(0.08)	$0.16	$(0.32)

Weighted average shares outstanding:
Basic	3,255,887	3,255,887	3,255,887	3,255,887
Diluted	4,945,665	3,255,887	4,945,665	3,255,887